Exhibit I-1

(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the acquirer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

November 29, 2011

Company Name:	JFE Holdings, Inc. (Code: 5411 - Tokyo, Osaka and Nagoya stock exchanges in Japan)
Representative:	Hajime Bada, President and CEO
Contact:	Masayuki Hirose, Manager, Public Relations Sec., General Administration Dept.
Tel: +81-3-3597-3842

Company Name:	JFE Shoji Holdings, Inc. (Code: 3332 - Tokyo and Osaka stock exchanges in Japan)
Representative:	Mikio Fukushima, President
Contact:	Kunihiko Utata, General Manager, General Affairs Dept.
Tel: +81-3-5203-5055

To whom it may concern:

Notification of Revised Schedule for JFE Shoji Trade’s Conversion

into Wholly Owned Subsidiary of JFE Holdings through Share Exchange

Following the execution of a memorandum of understanding (the “MOU”) on October 26, 2011 by JFE Holdings, Inc. (“JFE Holdings”), JFE Steel Corporation, JFE Shoji Holdings, Inc. (“JFE Shoji Holdings”) and JFE Shoji Trade Corporation (“JFE Shoji Trade”) in regard to a share exchange that would convert JFE Holdings into the sole parent company of a wholly owned subsidiary, the new JFE Shoji Trade, which is to be formed through a previously planned merger between JFE Shoji Holdings and JFE Shoji Trade, the companies herewith announce that the schedule for the share exchange process has been changed, as shown below.

Other than the revised schedule, no other details of the MOU have changed.

1. Reason for Revising Share Exchange Schedule

Previously, prior to the new JFE Shoji Trade making the convocation notice of its general meeting of shareholders to approve the Share Exchange Agreement, there was a possibility that JFE Holdings would be required to prepare a Form F-4 registration statement and to have the U.S. Securities and Exchange Commission (the “SEC”) declare the registration effective, as required by the U.S. Securities Act of 1933, as amended (the “Act”).

Accordingly, JFE Holdings had taken into account the period needed to prepare the necessary financial statements and other documents in line with the International Financial Reporting Standards or U.S. Generally Accepted Accounting Principles.

However, as a result of an assessment conducted jointly with a third-party entity regarding shares held by U.S. shareholders of JFE Shoji Holdings, JFE Holdings has concluded that the ratio of shares held by U.S. shareholders falls below the rate specified by the Act, making it unnecessary to file a Form F-4 registration statement. As a result, the share exchange schedule has been revised, as follows.

2. Details of Revised Schedule of Share Exchange

	Previous Schedule (Announced on October 26, 2011)	Revised Schedule
Meetings of boards of directors for approval of MOU	October 26, 2011	October 26, 2011

Execution of MOU	October 26, 2011	October 26, 2011

Execution of MOU revision	—	November 29, 2011

Meetings of boards of directors for approval of Share Exchange Agreement	August 2012 (planned)	May 2012 (planned)

Execution of Share Exchange Agreement	August 2012 (planned)	May 2012 (planned)

General meeting of shareholders for approval of Share Exchange Agreement (new JFE Shoji Trade)	December 2012 (planned)	June 2012 (planned)

Date of delisting (new JFE Shoji Trade)	March 27, 2013 (planned)	September 26, 2012 (planned)

Effective date of Share Exchange	April 1, 2013 (planned)	October 1, 2012 (planned)

Note: The share exchange schedule may be revised further due to factors such as permissions, registrations, notifications of authorities in Japan and foreign countries, or other conditions.

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For further information, please contact:

Public Relations Sec., General Administration Dept.

JFE Holdings, Inc.

Tel: +81-3-3597-3842

General Affairs Dept.

JFE Shoji Holdings, Inc.

Tel: +81-3-5203-5055

Reference